EXHIBIT 10.7

TO:	Walid Chammah	DATE:	August 21, 2007

FROM:	[redacted]	DEPT.:	HR Service Centre

SUBJECT:	RELOCATION FROM THE UNITED STATES TO LONDON OFFICE AS A LOCAL EMPLOYEE

This package has been designed to assist you in your move from New York to a local position in London. This memorandum should be read in conjunction with the enclosed Employee Handbook, which together form the terms and conditions of your employment with Morgan Stanley. With effect from your date of transfer, you will cease to be employed under your current employment terms and conditions, and your employment will be subject to UK law. Please confirm your acceptance of this package by signing and completing the enclosed acceptance form.

Your HR Coverage Officer contact in London is [redacted]

Compensation and Benefits

Base Salary: You will receive an annualised base salary of £170,000, pro-rated from your transfer date and paid in monthly instalments on the 26th of each month into your UK bank account net of tax under the PAYE system. Please contact your London HR Coverage Officer for details of banking arrangements in the UK. Before you can be paid on the UK Payroll, you must sign and return to London Payroll [redacted] a Form P46. A copy of the form will be sent to you via the internal mail.

Above Base Compensation: Your above base compensation will be determined in US Dollars and converted to your local currency for payment, or you may choose to receive the net payment in US dollars. You will be sent details of how to make your election via e-mail within two weeks of your date of transfer. This email will outline the various methods available to you for payment of your US dollar-determined bonus. You have 28 days to make your election after receipt of the email.

Benefits: If you are a US citizen or green-card holder, you have the option of continued enrolment in the US Benefit Program or participation in the UK Benefit Programme. A note is attached providing a comparison of the US and UK Benefit Programmes. You should review this note and make your decision within one month of your transfer date by completing the enclosed Benefits Election form. If we do not receive notification of your choice, you will be retained in the US Benefit Program.

If you are not a US citizen or do not hold a green card, you will be enrolled in the UK Benefit Programme. If you have a green card but have not notified the firm you will be enrolled in the UK Benefit Programme unless you provide appropriate confirmation. Therefore, we recommend that you complete the enclosed Election form.

Housing: The Firm will pay the actual rental amount up to your allowance. The housing cost will be paid directly to the landlord quarterly in advance by the London office.

Your housing allowance will be £8,000 per week.

Holiday Entitlement: Please refer to the Employee Handbook for details of your holiday entitlement. This will be pro-rated in your year of transfer. Any leave accrued in your previous office may be transferred to London but you should refer to the Employee Handbook for details of how much leave may be carried forward to subsequent years.

Working Time Directive: On October 1, 1998, the provisions of the Working Time Regulations 1998 (‘the Regulations’) came into effect. A copy of Morgan Stanley’s Working Time Policy which explains the detailed provisions of the Regulations is attached. In addition, a copy of the Policy is posted on the Human Resources Europe Home Page on MS Today. In short, you are entitled, under the Regulations, to work no more than a weekly limit of 48 hours, averaged over consecutive 17 weekly periods. However, the Regulations permit you to agree to work more hours than are contained within this average limit from time to time.

It is the Firm’s practice to write to ask if you will consent to work such hours additional over 48 hours per week as may be required of you, in order to carry out the duties associated with your contract of employment. Please refer to the attached memorandum for details.

Compliance: The Financial Services Authority (FSA) is the Firm’s lead Regulator in the United Kingdom. All employees of Morgan Stanley UK Limited who, as part of their duties, advise clients, commit the Firm’s capital in transactions, engage in corporate finance activities or work in related business areas (such as Research) are required to be registered with the FSA and must agree in writing to be bound by and be subject to such of the FSA’s Rules as the FSA may prescribe. Please ensure that you familiarise yourself with the accompanying documentation by reviewing the FSA Memorandum and completing the FSA Registration Questionnaire. The questionnaire must be returned to your Human Resources Coverage Officer in London.

Criminal Record Checking (FSA regulated roles only): As part of our screening process, please complete the Criminal Records Disclosure Application form in black ink, following the enclosed Guidance Notes carefully, and bring with you when you visit the Security Office in person to have your passport (or other proof of necessary documentation to work in the UK) checked.

You will also be required to bring proof of identity (passport, ID Card, HM Forces ID, Driver’s Licence etc) and proof of most recent permanent residential address (utility bill, credit card bill, bank statement etc) to Security as part of the Criminal Records checking process. Note that the outcome of your Criminal Record check will be sent to the address you provide. Please note that your FSA registration (see below) will be delayed if your CRB form is not submitted three weeks prior to joining.

Relocation Package:

All relocation benefits must be utilised within 6 months of transfer with the exception of tax preparation assistance. Please note that if you terminate from the Firm within 12 months of your transfer, some or all of the relocation benefits may be repayable.

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Taxes: Employees who transfer internationally may find that their tax situation becomes more complex in the years following the transfer. Employees are responsible for ensuring that any necessary US and UK tax returns are filed and tax balances due are paid on a timely basis. The Firm will engage PricewaterhouseCoopers (PwC) to prepare your UK and US Federal (and State where required) tax returns. Reasonable fees associated with these services will be borne by the Firm.

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Relocation Allowance: You will receive a miscellaneous relocation allowance of one month’s base salary to a maximum of £3,300 plus 25% of one month’s capped base salary for each accompanying family member to an overall maximum of £6,600. Miscellaneous expenses would include the purchase of small household appliances, curtain and carpet refitting, driving license fees, etc. Your net relocation allowance based on a family size of six will be £6,600.

Please note that you must return a signed Employee Profile and Acceptance Form, which is enclosed, to [redacted] in London Human Resources in order to receive the allowance. Upon receipt of the signed form the allowance will be paid to you in approximately 14 working days.

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Travel Expenses at Time of Transfer: You and your family will be reimbursed for customary and reasonable transportation expenses for travel to London including airfare in business class and transportation to and from airports. Please use job number [redacted] and your new location cost centre when booking your flight.

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Transportation of Household Goods: You will be entitled to one surface shipment of household goods to the maximum capacity of a 40 foot container (approx. 10,000 lbs.) In addition, for urgently required goods the Firm will pay for one air shipment of personal effects to a maximum of 500 lbs, plus an additional 100 lbs for each accompanying family member. Please contact [redacted] to make the necessary arrangements.

For details of Morgan Stanley’s policy on the shipment of goods, please refer to the attached guidelines.

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Auto Loss Reimbursement: The Firm provides reimbursement of all or part of the loss on disposition of an automobile for up to two cars per household. The loss is calculated as the differential between the retail sale value as quoted by “Kelley Blue Book” (www.kbb.com) and your actual sale price. The maximum amount reimbursable per car is USD 4,000 or 25% of the retail sale value, whichever is the lower.

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Relocation Expenses: All relocation expenses must be submitted on a properly completed relocation expense form, copies of which are enclosed. Completed forms should be submitted to the HR Service Centre, Edinburgh for authorisation. Expenses are reimbursed in sterling by Accounts Payable by direct deposit to your UK bank account within approximately 14 working days of receipt (bank account notification form enclosed which should be sent directly to Accounts Payable).

Incomplete expense forms will be returned and employees are expected to retain copies of the form and receipts. Expenses should be submitted within 60 days or you will need to obtain Managing Director sign-off in addition to Human Resources authorisation.

Expenses for new hires can only be reimbursed once you have joined the Firm. Current employees can submit pre-transfer expenses via International Services in the home office on the appropriate home office relocation expense form if preferred.

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Tax Effects of Relocation Benefits: To the extent the total exceeds £8,000, your reimbursed relocation expenses and your relocation allowance will be considered taxable income in the UK. However, the Firm will meet the tax costs arising directly with the UK tax authorities and you need take no further action in this regard. The Firm will also reimburse you for any additional US income tax liability resulting from relocation related payments. Please forward a copy of your US tax return to [redacted] to enable the reimbursement to be calculated.

If you have any questions regarding your transfer, please contact [redacted]

cc:	[redacted]

encs:	Employee Handbook
Employee Profile and Acceptance Form
Bank Account Notification Form (Accounts Payable)
Benefits Comparison & Election Form
CRB Disclosure Application Form
CRB Guidance Notes for completing the Disclosure Application
Disclosure Application form – Continuation Sheet
FSA Registration & Memo
Form P46 & Guidance Notes
International Relocation Policy
National Insurance Registration
Relocation Expense Forms
Working Time Directive Memorandum